FLIR Systems Announces
Fourth Quarter and Full Year 2014 Financial Results

Fourth Quarter and Full Year EPS Growth of 155% and 14%, Respectively

Announces 10% Increase in Quarterly Dividend and New Share Repurchase Authorization

WILSONVILLE, OR, February 6, 2015 – FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the fourth quarter and full year ended December 31, 2014. Fourth quarter 2014 revenue was $434.4 million, up 9% compared to fourth quarter 2013 revenue of $400.3 million. Operating income in the fourth quarter was $87.4 million, compared to $37.8 million in the fourth quarter of 2013. Operating income was negatively impacted by $1 million in the fourth quarter of 2014 and $31 million in the fourth quarter of 2013 due to pretax charges related to previously-announced restructuring initiatives and the settlement of executive retirement benefits. Fourth quarter 2014 net income was $72.8 million, or $0.51 per diluted share, compared with net income of $28.7 million, or $0.20 per diluted share in the fourth quarter a year ago. Net income was negatively impacted by $0.7 million, or $0.01 per diluted share, in the fourth quarter of 2014 and $21 million, or $0.15 per diluted share, in the fourth quarter of 2013 due to after-tax restructuring and retirement benefits charges. Cash provided by operations in the fourth quarter was $62.8 million.

Revenue from the Surveillance segment was $150.1 million, an increase of 8% from the fourth quarter results last year. The Instruments segment contributed $103.5 million of revenue during the fourth quarter, up 2% from the prior year. The OEM & Emerging Markets segment had $58 million of revenue, an increase of 8% over the prior year. FLIR’s Security segment recorded revenue of $56.4 million in the fourth quarter, up 35% from the prior year. Revenue from the Maritime segment was $40.1 million, and was down 6% over the fourth quarter of 2013. The Detection segment contributed $26.2 million of revenue, an increase of 19% from the prior year.

For the full year, revenue was $1,530.7 million, up 2% compared to $1,496.4 million for the year ended December 31, 2013. Operating income for 2014 was $259.2 million compared to $240.7 million in 2013. Net income for 2014 was $200.3 million, or $1.39 per diluted share, compared with 2013 net income of $177 million, or $1.22 per diluted share. Cash provided by operations was $226.2 million during the year.

FLIR's backlog of firm orders for delivery within the next twelve months was approximately $547 million as of December 31, 2014, a decrease of $32 million, or 6%, during the quarter and an increase of $57 million, or 12%, compared to the end of 2013.

"We are pleased with the results of the fourth quarter and full year 2014 as they further demonstrate the progress we have made in reaching our goal of becoming ‘the world’s sixth sense.’ During the year we introduced several new products that revolutionized our industry, opened up large consumer markets, and expanded the accessibility of our advanced sensor technologies to a much broader set of people. We were very successful in realigning our operations to better serve our existing and future customers while also reducing our operating costs. And we deployed our capital efficiently and broadly to best position us for growth and to best serve our shareholders,” said Andy Teich, President and CEO of FLIR. “Our innovation engine and initiatives for continuous improvement resulted in increased revenue and meaningful growth in profitability during 2014. There remains more to be accomplished and we look forward to executing our strategies for sustained long term growth.”

Revenue and Earnings Outlook for 2015

FLIR also announced today that it currently expects revenue in 2015 to be in the range of $1.55 billion to $1.6 billion and net earnings to be in the range of $1.60 to $1.70 per diluted share.

Dividend Increase and Declaration

FLIR’s Board of Directors has approved a quarterly cash dividend of $0.11 per share on FLIR common stock, an increase of 10% over the previous paid quarterly dividend of $0.10 per share. The Board of Directors has declared the dividend payable March 6, 2015, to shareholders of record as of close of business on February 20, 2015.

Share Repurchase Program

Also today, FLIR announced that its Board of Directors approved a new share repurchase program that authorizes the repurchase of up to 15 million shares from time to time over the next two years. This authorization represents approximately 11% of FLIR's outstanding common stock as of December 31, 2014.

Conference Call

FLIR has scheduled a conference call at 11:00 a.m. ET (8:00 a.m. PT) today to discuss its results for the quarter and the year. A simultaneous webcast of the conference call may be accessed online from a link in the Events & Presentations section of www.FLIR.com/investor. A replay will be available after 2:00 p.m. ET (11:00 a.m. PT) at this same Internet address. A summary presentation of fourth quarter financial results and operating highlights is also available online from a link in the Events & Presentations section of www.FLIR.com/investor. Summary fourth quarter and historical financial data may be accessed online from the Financial Info Database link at www.FLIR.com/investor.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. FLIR's advanced systems and components are used for a wide variety of thermal imaging, situational awareness, and security applications, including airborne and ground-based surveillance, condition monitoring, navigation, recreation, research and development, manufacturing process control, search and rescue, drug interdiction, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) threat detection. For more information, visit FLIR's web site at www.FLIR.com.

Forward-Looking Statements

Statements in this release by Andy Teich and the statements in the section captioned "Revenue and Earnings Outlook for 2015" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” or similar expressions) should be considered to be forward looking statements. Such statements are based on current expectations, estimates, and projections about FLIR’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for FLIR’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the impact of FLIR’s continuing compliance with U.S. export control laws and regulations and similar laws and regulations, the timely receipt of any necessary export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of FLIR to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in filings and reports filed with the Securities and Exchange Commission. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or internet service providers.

Investor Relations
Shane Harrison
503-498-3547
shane.harrison@flir.com

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)(Unaudited)

Three Months Ended			Twelve Months Ended
December 31, 2014			December 31, 2014
2014		2013	2014		2013

Revenue	$434,366	$400,319		$1,530,654		$1,496,372
Cost of goods sold	219,629	210,228		780,281		759,362
Gross profit	214,737	190,091		750,373		737,010

Operating expenses:
Research and development	36,096	38,425		142,751		147,696
Selling, general and administrative	90,258	88,033		331,995		322,739
Restructuring expenses	963	25,832		16,383		25,832
Total operating expenses	127,317	152,290		491,129		496,267

Earnings from operations	87,420	37,801		259,244		240,743

Interest expense	3,593	3,731		14,593		14,091
Interest income	(471)	(337)		(1,405)		(1,058)
Other expense (income), net	1,514	(741)		(3,473)		(1,276)

Earnings from continuing operations
before income taxes	82,784	35,148		249,529		228,986

Income tax provision	10,032	6,413		49,268		51,971

Net earnings	$72,752	$28,735		$200,261		$177,015

Earnings per share:
Basic	$0.52	$0.20	$	$1.42	$	$1.24
Diluted	$0.51	$0.20	$	$1.39	$	$1.22

Weighted average shares outstanding:
Basic	140,634	141,250		141,143		142,446
Diluted	142,520	143,441		143,569		144,595

FLIR SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)(Unaudited)

	December 31,	December 31,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$531,374	$542,476
Accounts receivable, net	359,397	286,573
Inventories	320,605	344,719
Prepaid expenses and other current assets	93,691	97,574
Deferred income taxes, net	33,232	38,389
Total current assets	1,338,299	1,309,731

Property and equipment, net	247,094	234,041
Deferred income taxes, net	25,745	17,883
Goodwill	553,335	575,701
Intangible assets, net	133,212	154,195
Other assets	61,239	51,808
	$2,358,924	$2,343,359

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$98,173	$85,730
Deferred revenue	27,878	28,844
Accrued payroll and related liabilities	62,065	62,069
Accrued expenses	51,810	39,316
Accrued income taxes	4,586	663
Other current liabilities	54,784	44,893
Current portion long-term debt	15,000	15,000
Total current liabilities	314,296	276,515

Long-term debt	357,986	372,528
Deferred income taxes	14,067	12,255
Accrued income taxes	11,096	19,996
Other long-term liabilities	51,706	48,685

Commitments and contingencies

Shareholders’ equity	1,609,773	1,613,380
	$2,358,924	$2,343,359

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Cash flows from operating activities:
Net earnings	$72,752	$28,735	$200,261	$177,015
Income items not affecting cash:
Depreciation and amortization	12,967	17,818	57,245	62,796
Deferred income taxes	(2,214)	(2,670)	(1,242)	(2,709)
Stock-based compensation
arrangements	6,782	7,150	30,788	27,823
Gain on sale of certain optics assets	—	—	(4,129)	—
Other non-cash items	(4,032)	3,080	(791)	4,564
Changes in operating
assets and liabilities	(23,411)	51,061	(55,888)	85,476
Cash provided by operating activities	62,844	105,174	226,244	354,965

Cash flows from investing activities:
Additions to property and equipment, net	(20,333)	(15,065)	(61,262)	(52,061)
Business acquisitions, net of
cash acquired	—	—	—	(20,073)
Proceeds from sale of certain
optics assets	—	—	12,000	—
Cash used by investing activities	(20,333)	(15,065)	(49,262)	(72,134)

Cash flows from financing activities:
Proceeds from long term debt	—	—	—	150,000
Repayments of long term debt	(3,750)	(3,750)	(15,000)	(11,250)
Repurchase of common stock	(62,614)	(29,028)	(139,238)	(162,078)
Dividends paid	(14,102)	(12,709)	(56,513)	(51,404)
Proceeds from shares issued pursuant
to stock-based compensation plans	13,413	2,698	47,581	8,650
Excess tax benefit of stock options
exercised	3,456	141	11,161	1,069
Other financing activities	15	172	(18)	(1,100)
Cash used by financing activities	(63,582)	(42,476)	(152,027)	(66,113)

Effect of exchange rate changes
on cash	(12,928)	2,644	(36,057)	4,019

Net increase (decrease)
in cash and cash equivalents	(33,999)	50,277	(11,102)	220,737
Cash and cash equivalents:
Beginning of period	565,373	492,199	542,476	321,739
End of period	$531,374	$542,476	$531,374	$542,476

FLIR SYSTEMS, INC.
REVENUE AND EARNINGS FROM OPERATIONS BY SEGMENT
(In thousands)(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
REVENUE
Surveillance	$150,109	$138,902	$492,213	$531,338
Instruments	103,540	101,519	354,124	337,531
OEM and Emerging Markets	57,970	53,504	226,865	207,204
Maritime	40,103	42,638	192,636	189,076
Security	56,398	41,673	179,090	141,005
Detection	26,246	22,083	85,726	90,218
	$434,366	$400,319	$1,530,654	$1,496,372

EARNINGS (LOSS) FROM OPERATIONS
Surveillance	$43,683	$24,284	$113,048	$122,094
Instruments	34,277	17,692	98,954	81,070
OEM and Emerging Markets	18,978	9,271	64,423	52,724
Maritime	1,335	1,840	24,494	22,287
Security	10,310	5,244	24,871	17,340
Detection	5,438	(1,658)	10,958	8,888
Other	(26,601)	(18,872)	(77,504)	(63,660)
	$87,420	$37,801	$259,244	$240,743